UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 9, 2008

ARKADOS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27587	22-3586087
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Old New Brunswick Road, Suite 202
Piscataway, NJ  08854
(Address of Principal Executive Offices)

(732) 465-9300
(Registrant's telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))I

Item 1.01. Entry into a Material Definitive Agreement.

On July 9, 2008,  Arkados Group Inc. (the “Company”) reached an agreement with more that the requisite holders of 2/3 of the outstanding $1,066,500 principal amount of 6% Convertible Subordinated Notes (the “Notes”) due June 30, 2008 to extend the due date of the Notes to June 30, 2009.  In exchange for the amendment, the Company agreed to exchange approximately 761,786 shares of common stock, pro rata, for notes in the original principal amount of $266,625.  The form of Request for Extension and accepted by the holders of the Notes and Extension Waiver and Conversion Agreement are filed as Exhibits 4.2 and 4.3, respectively, to this report.

In connection with the amendments, the Company retained Trident Partners, Ltd., who served as placement agent for the Notes in 2005, to solicit the consent of Note holders that were their customers.  The Solicitation Agreement is filed as Exhibit 99.1 to this report.  Under the Solicitation Agreement, the Company will pay Trident $40,000 and 50,000 shares of restricted Common Stock.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02 with respect to shares of common stock issued to the holders of the Notes. Trident Partners, Ltd. solicited the consent of certain holders to the amendments. Each of the recipients of the Warrants represented that they were accredited investors and the Company and Trident did not make any general solicitation in connection with the issuance of the Warrants. The sale issuance of the Warrants was made pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Incorporated by Reference
Exhibit Number		Form	File Number	Exhibit	Filing Date	Filed Herewith

4.1	Form of 6% Convertible Subordinated Note due July 7, 2008 in the aggregate authorized principal amount of $2.4 million.	Form 8-K	0-27587	10.2	7/14/05

4.2	Form of Request for Extension					*

4.3	Form of Extension, Waiver and Conversion Agreement					*

99.1	Solicitation Agreement between Arkados Group, Inc. and Trident Partners, Ltd					*

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

ARKADOS GROUP, INC.

Date: July 22, 2008	By:	/s/ Barbara Kane-Burke
Barbara Kane-Burke
Chief Financial Officer